Exhibit 10(c)
AMENDMENT
TO THE
EXELIS EXCESS PENSION PLANS

WHEREAS, Exelis Inc., an Indiana corporation (“Exelis”), previously adopted and maintained (i) the Exelis Excess Pension Plan IA; (ii) the Exelis Excess Pension Plan IB; (iii) the Exelis Excess Pension Plan IIA; and (iv) the Exelis Excess Pension Plan IIB, in each case as amended and restated as of October 31, 2011 (collectively, the “Plans”);
WHEREAS, effective as of December 31, 2015, Exelis was merged with and into Harris Corporation, a Delaware corporation (the “Corporation”), with the result that the Corporation is the successor sponsor of the Plans;
WHEREAS, pursuant to Section 3.03 of each of the Plans, the Board of Directors of the Corporation (the “Board”) has the authority to amend the Plans;
WHEREAS, the Board has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt amendments to the Plans; and
WHEREAS, the Employee Benefits Committee desires to amend the Plans to reflect new claims and appeals requirements applicable to disability claims, and in certain other respects.
NOW, THEREFORE, BE IT RESOLVED, that each Plan hereby is amended as follows, effective as of April 1, 2018:
1.    Section 3.13 hereby is amended in its entirety to read as follows:
3.13    Claims Procedure

(a)	Submission of Claims

Claims for benefits under the Plan shall be submitted in writing by the claimant (or his or her duly authorized representative) to the Committee or the person (whether designated by name or position) or committee to whom the Committee has delegated such authority (the “claim reviewer”).

(b)	Denial of Claim

If any claim for benefits is wholly or partially denied, unless special circumstances require an extension of time, the claimant shall be given written or electronic notice within 90 days (or in the case of a claim for disability benefits (a “disability claim”), 45 days) following the date on which the claim is filed, which notice shall set forth (i) the specific reason or reasons for the denial; (ii) specific references to the pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claim review procedure, including the steps to be taken if the claimant wishes to submit the claim for review and the time limits for requesting a review.

In the case of a denial with respect to a disability claim, the denial notice shall be provided in a culturally and linguistically appropriate manner (to the extent required by the regulations under Section 503 of ERISA) and in addition to the above, shall include (A) a discussion of the decision, including an explanation of the basis for disagreeing with or not following (1) the views of health care professionals treating the claimant and vocational professionals who evaluated the claimant, in each case as presented by the claimant to the Plan; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the advice was relied upon in making the benefit determination; and (3) a Social Security disability determination presented by the claimant to the Plan; (B) if the denial is based on medical necessity, experimental treatment or a similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such an explanation will be provided upon request and free of charge; (C) any specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in the denial (or if none, a statement to that effect); and (D) a statement that, upon request and free of charge, the claimant is entitled to reasonable access to, and copies of, all documents, records and other information relevant to the claim.

If special circumstances require an extension of time for processing the claim (and in the case of a disability claim, such extension is necessary due to matters beyond the Plan’s control), written or electronic notice of the extension shall be furnished to the claimant prior to the end of the initial determination period set forth above. Such an extension may not exceed a period of 90 days (or in the case of a disability claim, 30 days) beyond the end of said initial determination period. If a disability claim cannot be processed within the first 30-day extension period due to matters beyond the Plan’s control, the Plan’s deadline for responding to the claim may be extended for up to an additional 30 days, provided that the claimant is so advised in writing or by electronic means within the first extension period. In each case, the extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render its decision. In the case of a disability claim, each extension notice also shall specifically explain the standards on which the entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.

(c)	Claim Review Procedure

The claimant (or his or her duly authorized representative) shall have 60 days (or in the case of a disability claim, 180 days) after receipt of notification of the claim denial to request a review of the denial by making written request to the Committee (the “Appeals Committee”), and may have reasonable access to and copies of documents, records and other information relevant to the claim upon request and free of charge, and submit comments, documents, records and other information related to the claim in writing within such period. The claimant shall receive a review of all submitted comments, documents, records and other information related to the claim, regardless of whether the information was submitted or considered in the initial benefit determination.

In the case of a disability claim, the claimant (or his or her duly authorized representative) also shall have the right to (i) receive a review that does not defer to the initial claim denial and that is conducted by someone other than the individual who made the denial and who is not such person’s subordinate; (ii) be given the identity of any medical or vocational experts whose advice was obtained in connection with the benefit determination, regardless of whether the advice was relied upon in making the decision; (iii) receive (in instances when the benefit determination was based in whole or part on medical judgment) a review in which the Appeals Committee consults with a health care professional with appropriate training and experience (and which professional did not consult on the initial denial and who is not such person’s subordinate); (iv) automatically be provided as soon as possible and sufficiently in advance of the appeal determination, free of charge, any new or additional evidence considered, relied upon or generated by the Appeals Committee or other person making the benefit determination (or at the direction of the Appeals Committee or such person) in connection with the claim; and (v) automatically be provided as soon as possible and sufficiently in advance of the appeal determination, free of charge, any new or additional rationale for the appeal determination.

Unless special circumstances require an extension of time, not later than 60 days (or in the case of a disability claim, 45 days) after receipt of the request for review, the Appeals Committee shall render and furnish to the claimant a written or electronic decision, which shall include (i) the specific reason or reasons for the denial; (ii) specific references to the pertinent Plan provisions on which the denial is based; (iii) a statement of the claimant’s right, upon request and free of charge, to receive reasonable access to and copies of documents, records and other information relevant to the claim; and (iv) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. In the case of a disability claim denial, the notice shall be provided in a culturally and linguistically appropriate manner (to the extent required by the regulations under Section 503 of ERISA) and in addition to the above, shall include (i) a statement of the applicable contractual limitations period, including the calendar date that such period will expire with respect to the claim and (ii) the information set forth in items (A) through (C) of the second paragraph of “Denial of Claim” above.

If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days (or in the case of a disability claim, 90 days) after receipt of the request for review, provided that written or electronic notice and explanation of the delay, including the special circumstances causing the delay and the date by which the Plan expects to render its decision, are provided to the claimant prior to commencement of the extension. Such decision by the Appeals Committee shall not be subject to further review.

(d)	Exhaustion of Remedy; Rescission

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this section (or such procedures have been deemed exhausted, to the extent mandated by applicable law). A claim or appeal denial of disability benefits for purposes of this section shall include any rescission of disability coverage with retroactive effect unless attributable to a failure to timely pay required premiums or contributions toward the cost of coverage.

2.    Section 3.14(e) hereby is amended in its entirety to read as follows, and any provision of the Plan to the contrary (including the final sentence of Section 3.14(a)) hereby is deleted:

The Plan shall be construed, regulated and administered in accordance with the laws of the State of Florida (without regard to principles of conflicts of law), subject to the provisions of applicable federal laws. Venue for any action arising under the Plan shall be in Brevard County, Florida.

3.    The following new section 3.15 hereby is added to the Plan:
3.15    Limitations of Time for Submitting Claims and Filing Suits

Except for actions to which the statute of limitations prescribed by Section 413 of ERISA applies, (a) no legal or equitable action relating to a claim under Section 502 of ERISA may be commenced later than one year after the claimant receives a final decision from the Appeals Committee in response to the claimant’s request for review of an adverse benefit determination (or , if later, April 1, 2019) and (b) no other legal or equitable action involving the Plan may be commenced later than two years after the date the person bringing the action knew, or had reason to know, of the circumstances giving rise to the action (or, if later, April 1, 2020). This provision shall not bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party.

4.    The following new section 3.16 hereby is added to the Plan:

3.16    Legal Fees

Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to: (a) administrative proceedings under the Plan; (b) unsuccessful claims brought by a Participant or any other person; or (c) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk, nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by a Participant or any other person against the Plan, the Plan Administrator, the Committee, the Appeals Committee, any Plan fiduciary, the Corporation, any Company, any Associated Company or their respective affiliates or their or their affiliates’ respective officers, directors, trustees, employees, or agents (collectively, “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Participant or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 28th day of March, 2018.
/s/ James P. Girard
James P. Girard, Chairperson

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